UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Section 240.14a-12

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

35 Dory Road

Gloucester, Massachusetts 01930

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on February 8, 2010

The 2010 Annual Meeting of Stockholders of Varian Semiconductor Equipment Associates, Inc. will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, on Monday, February 8, 2010, at 9:30 a.m., local time, to consider and act upon the following matters:

(1)	To elect two Class II Directors for a term of three years;

(2)	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010; and

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

These matters are more fully described in the enclosed proxy statement.

December 10, 2009 was the record date for determining which stockholders are entitled to notice of, and to vote at, the meeting and at any subsequent adjournments or postponements. Our stock transfer books will remain open for the purchase and sale of shares of our common stock. A list of stockholders entitled to vote at the 2010 Annual Meeting is available for inspection at our principal executive offices at 35 Dory Road, Gloucester, Massachusetts 01930.

We have elected to provide access to our proxy materials over the Internet. Accordingly, stockholders of record at the close of business on December 10, 2009 will receive a Notice of Internet Availability of Proxy Materials and may vote at the annual meeting and any postponements or adjournments of the meeting. We expect to mail the Notice of Internet Availability of Proxy Materials on or about December 21, 2009.

All stockholders are cordially invited to attend the annual meeting in person. Even if you plan to attend the annual meeting, please vote, as instructed in the Notice of Internet Availability of Proxy Materials, via the Internet or by telephone as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice of Internet Availability of Proxy Materials to request a paper proxy card to submit your vote by mail. Any stockholder attending the annual meeting may vote in person even if he or she previously voted by another method. If you wish to attend the meeting to vote in person and need directions, please contact Varian Semiconductor Equipment Associates, Inc. at (978) 282-2000. You may revoke your proxy at any time before the 2010 Annual Meeting by following the procedures described under the caption “Revocation of Proxy” on page 3 of the proxy statement.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Gary E. Dickerson

Chief Executive Officer

Gloucester, Massachusetts

December 16, 2009

Your Vote Is Important

It is important that your shares be represented at the Annual Meeting. Therefore, whether or not you expect to attend the Annual Meeting, please submit your proxy (1) over the Internet, (2) by telephone or (3) by mail. For specific instructions, please see “Appointment of Proxy” beginning on the second page of the proxy statement and the instructions on the proxy card relating to the Annual Meeting.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

PROXY STATEMENT SCHEDULE 14A

i

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

35 Dory Road

Gloucester, Massachusetts 01930

Proxy Statement for the 2010 Annual Meeting of Stockholders

To Be Held on February 8, 2010

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Varian Semiconductor Equipment Associates, Inc. for use at our 2010 Annual Meeting of Stockholders to be held on February 8, 2010, at 9:30 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and at any adjournments or postponements of that meeting. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. These proxy materials were first furnished to stockholders on or about December 21, 2009.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON FEBRUARY 8, 2010.

This proxy statement and the 2009 Annual Report to Stockholders are available for viewing, printing and downloading by clicking on the “Investor Relations” link and then “SEC Filings” at www.vsea.com.

A copy of the our Annual Report on Form 10-K for fiscal year 2009, as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to:

Investor Relations

Varian Semiconductor Equipment Associates, Inc.

35 Dory Road

Gloucester, MA 01930

Phone: 978-281-2000

PURPOSE OF MEETING

As described in more detail in this proxy statement, we will vote on the following proposals at the 2010 Annual Meeting:

(1)	To elect two Class II Directors for a three-year term;

(2)	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010; and

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

APPOINTMENT OF PROXY

General

Stockholders of Record

We encourage you to appoint a proxy to vote on your behalf by promptly submitting the proxy that is solicited by our Board of Directors and that, when properly completed, will ensure that your shares are voted as you direct. We strongly encourage you to submit your completed proxy to us regardless of whether you will attend the 2010 Annual Meeting to ensure that your vote is represented at the 2010 Annual Meeting.

If we do not receive your completed proxy prior to the Annual Meeting, your proxy will not be valid. In this case, unless you attend the 2010 Annual Meeting, your shares will not be represented.

The Notice of Internet Availability of Proxy Materials that you received contains instructions on how to vote over the Internet or by telephone as well as how to obtain a paper copy of a proxy card. If you are a registered stockholder (where you hold your stock in your own name) you may submit a proxy over the Internet by following the instructions at http://proxy.ir.vsea.com. Proxy submissions over the Internet or by telephone are valid under Delaware law. If your shares are held in “street name,” you will need to contact your bank, broker or other nominee to determine whether you will be able to submit a proxy over the Internet or by telephone.

The persons named in the proxy card have been designated as proxies by our Board of Directors. The designated proxies are our officers. They will vote as directed by the completed proxy card.

Stockholders of record may appoint another person to attend the 2010 Annual Meeting and vote on their behalf by crossing out the Board of Directors-designated proxies, inserting such other person’s name on the proxy card and returning the duly executed proxy card to us. When the person you appoint as proxy arrives at the 2010 Annual Meeting, the inspector of elections will verify such person’s authorization to vote on your behalf by reference to your proxy card.

If you wish to change your vote, you may do so by revoking your proxy before the 2010 Annual Meeting. Please see “Revocation of Proxy” below for more information.

Beneficial Owners

If you hold your shares in street name, these proxy materials are being forwarded to you by your bank, broker or their appointed agent. If you received a paper copy of these proxy materials, you should also have received a voter instruction card instead of a proxy card. Your bank or broker will vote your shares as you instruct on the voter instruction card. We strongly encourage you to promptly complete and return your voter instruction card to your bank or broker in accordance with their instructions so that your shares are voted. You may also request a legal proxy from your bank or broker to vote in person at the 2010 Annual Meeting.

If you hold your shares in street name and you received a Notice of Internet Availability of Proxy Materials, you will need to contact your bank, broker or other nominee to determine whether you will be able to submit a proxy over the Internet or by telephone or to obtain a voter instruction card.

General

The persons who are the designated proxies will vote as you direct in your proxy. Please note that proxies returned without voting directions, and without specifying a proxy to attend the 2010 Annual Meeting and vote on your behalf, will be voted by the proxies designated by our Board of Directors in accordance with the recommendations of our Board of Directors.

If any other matter properly comes before the 2010 Annual Meeting, your proxies will vote on that matter in their discretion.

Voting Securities and Votes Required

On December 10, 2009, the record date for the determination of stockholders entitled to notice of and to vote at the meeting, there were outstanding and entitled to vote an aggregate of 73,920,163 shares of our common stock. Holders of shares of our common stock are entitled to one vote per share.

Under our bylaws, the holders of a majority of the shares of our common stock outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business at the meeting. Shares of our common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

The affirmative vote of the holders of a plurality of votes cast by the stockholders entitled to vote at the meeting is required for the election of the Class II Directors. The affirmative vote of the holders of a majority of the shares of our common stock voting on the matter is required for the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010.

Shares that abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees, who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the election of the Class II Directors and the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010. Stockholders are encouraged to return the enclosed proxy card marked to indicate their grant of a proxy or to follow the instructions for voting provided by their broker or nominee.

Revocation of Proxy

You may revoke or change your proxy before the 2010 Annual Meeting by:

•	sending us a written notice of revocation prior to the 2010 Annual Meeting;

•	attending the 2010 Annual Meeting and voting in person; or

•	ensuring that we receive from you prior to the Annual Meeting to be held on February 8, 2010 a new proxy card with a later date.

A copy of our Annual Report on Form 10-K for fiscal year 2009, as filed with the Securities and Exchange Commission, or the SEC, is being mailed to stockholders with the mailing of this Notice and Proxy Statement on or about December 21, 2009. Exhibits to the Form 10-K and this Proxy will be provided to any stockholder upon written request to the Secretary, Varian Semiconductor Equipment Associates, Inc., 35 Dory Road, Gloucester, Massachusetts 01930 at no charge.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. Our Board of Directors currently consists of two Class I Directors (with terms expiring at the 2012 Annual Meeting), two Class II Directors (with terms expiring at the 2010 Annual Meeting) and two Class III Directors (with terms expiring at the 2011 Annual Meeting). At the 2009 Annual Meeting two Class I Directors were elected.

At the 2010 Annual Meeting, stockholders will have an opportunity to vote for two nominees for Class II Directors, Xun (Eric) Chen and Dennis G. Schmal. Dr. Chen and Mr. Schmal are currently serving as Class II Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named. Unless contrary instructions are provided, the persons named as proxies will, upon receipt of a properly executed proxy, vote to elect the two nominees as Class II Directors. Each of the nominees has indicated his willingness to serve, if elected. However, if either or both of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board of Directors or our Board of Directors may reduce the number of directors.

There are no family relationships among any of our directors and executive officers.

Our Board of Directors believes the election of Xun (Eric) Chen and Dennis G. Schmal as Class II Directors is in our best interests and those of our stockholders and therefore, our Board of Directors unanimously recommends that the stockholders vote “FOR” the nominees.

Set forth below are the name and age of each continuing member of the Board of Directors (including the nominees for election as Class II Directors), and the positions and offices held by him, his principal occupation and business experience during the past five years, the names of other publicly held companies of which he serves as a director and the year of the commencement of his term as a director of Varian Semiconductor. Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of December 1, 2009, appears below under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Name and Age	Principal Occupation and Business Experience
Class I Directors (Terms Expire at the 2012 Annual Meeting)

Gary E. Dickerson, 52	Mr. Dickerson has served as the Chief Executive Officer and a director of Varian Semiconductor since October 2004. Prior to joining us, Mr. Dickerson was President and Chief Operating Officer of KLA-Tencor Corporation from July 2002 to April 2004. From July 1999 to June 2002, he served as Chief Operating Officer of KLA-Tencor Corporation. Previously, Mr. Dickerson was the Executive Vice President of the Customer Group from July 1997 to June 1999, Group Vice President for the Wafer Inspection Group from January 1996 to June 1997, and General Manager of the Wisard Division from July 1994 to December 1995 at KLA-Tencor Corporation.

Robert W. Dutton, 65	Dr. Dutton served as a director of Varian Associates, Inc., or VAI, from 1996 until April 1999 and has served as a director of Varian Semiconductor since our spin-off from VAI in April 1999. Dr. Dutton is a Professor of Electrical Engineering and Director of the Integrated Circuits Laboratory at Stanford University. He has held various other positions at Stanford University since 1971. Since July 2002, Dr. Dutton has served as a director of Tiburon Design Automation, a privately held company. Since December 2005, Dr. Dutton has served as a director of Robust Chip Inc., a privately held company.

Name and Age	Principal Occupation and Business Experience
Class II Directors (Terms Expire at the 2010 Annual Meeting)

Xun (Eric) Chen, 40	Dr. Chen has served as a director of Varian Semiconductor since March 2004. Dr. Chen served as a Chief Executive Officer of Brion Technologies, Inc., a technology company based in California from July 2002 through April 2008. Dr. Chen has been a Managing Director of Silver Lake Partners since April 2008. From October 1999 until July 2002, Dr. Chen was a Vice President in the Equity Research Department of J.P. Morgan Chase.

Dennis G. Schmal, 62	Mr. Schmal has served as a director of Varian Semiconductor since August 2004. Mr. Schmal is a retired audit partner from Arthur Andersen, where he worked for 27 years. He retired from Arthur Andersen in April 1999. Mr. Schmal continues to perform a variety of part-time consulting services for a number of companies. Mr. Schmal also serves as a director of Pacific Metrics Corporation, a privately held company, AssetMark Funds, Grail Advisors ETF Series Trust and the Wells Fargo Multi-Strategy 100 Hedge Fund, three registered investment companies, and Merriman Curhan Ford Group, Inc., a publicly traded company.

Class III Directors (Terms Expire at the 2011 Annual Meeting)

Richard A. Aurelio, 65	Since January 2006, Mr. Aurelio has served as Non-Executive Chairman of Varian Semiconductor. Mr. Aurelio served as Executive Chairman from October 2004 to January 2006 and previously served as Chairman and Chief Executive Officer from February 2001 to October 2004. From April 1999 to February 2001, he served as President and Chief Executive Officer. Prior to April 1999, he was the Executive Vice President of Varian Associates, Inc., or VAI, responsible for the Semiconductor Equipment Business. Mr. Aurelio joined VAI in 1991 from a position as Executive Vice President of ASM Lithography, a European-based company, where he was also President of its U.S. affiliate. Mr. Aurelio was hired as President of VAI’s Semiconductor Equipment Business in 1991 and was elevated to Executive Vice President of VAI in 1992. Mr. Aurelio also served as a director of Mykrolis Corporation from February 2002 until November 2004. He was a director of Brion Technologies from September 2002 through March 2007. Mr. Aurelio was elected to the board of directors of Fairchild Semiconductor International, Inc. effective February 2006, and was elected a member of the audit committee effective May 2006.

Bin-ming (Benjamin) Tsai, 51	Dr. Tsai has served as a director of Varian Semiconductor since May 2008. In October 2009, Dr. Tsai was also elected to the Board of Directors of Ultratech, Inc., a company that develops, manufactures and markets photolithography and laser thermal processing equipment. He rejoined KLA-Tencor Corporation in October 2006 as Executive Vice President and Chief Technology Officer. Before returning to KLA-Tencor, Dr. Tsai held the position of Senior Vice President, Technology at Tokyo Electron Limited from January 2005 to October 2006. Previously, Dr. Tsai spent twenty years at KLA-Tencor in various positions. From 2000 to 2004, Dr. Tsai served as Group Vice President, Chief Technology Officer of Systems. From 1998 to 1999, he was General Manager of the WIN Division, and, from 1994 to 1998, he was Chief Technology Officer of KLA Instruments.

CORPORATE GOVERNANCE

Board Responsibilities and Structure

The principal responsibility of the Board of Directors is to oversee our management and, in so doing, serve our best interests and those of our stockholders. This responsibility includes:

•	Reviewing and overseeing principal operating, financial and other corporate plans, strategies and objectives.

•	Evaluating our performance and that of our senior executives and taking appropriate action, including removal, when warranted.

•	Evaluating our compensation programs on a regular basis and determining the compensation of our senior executives.

•	Reviewing material transactions and commitments not entered into in the ordinary course of business.

•	Developing a corporate governance structure that allows and encourages the Board of Directors to fulfill its responsibilities.

•	Providing advice and assistance to our senior executives.

In addition, it is the Board of Directors’ practice, on at least an annual basis, to review potential successors for each member of our executive staff. In discharging their fiduciary duties, Board of Directors members are expected to exercise their business judgment, understand the company and its business and determine whether effective systems are in place for the periodic and timely reporting to the Board of Directors.

The Board of Directors and its committees meet throughout the year on a set schedule, and hold special meetings and act by written consent from time to time as appropriate. The Board of Directors’ agendas include regularly scheduled sessions to meet without the presence of management. The Board of Directors has access to all of our employees outside of Board of Directors meetings and the Board of Directors periodically visits different Varian Semiconductor locations.

Board of Directors Committees and Charters

The Board of Directors delegates various responsibilities and authorities to different Board of Directors committees. Committees regularly report on their activities and actions to the full Board of Directors. The Board of Directors currently has, and appoints the members of, the standing Audit, Compensation, Nominating and Corporate Governance and Technology and Growth Strategy Committees. The Board of Directors determined each member of the Audit, Compensation and Nominating and Corporate Governance committees to be independent, as defined under the rules of the NASDAQ stock market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act. Each of the Board of Directors committees has a written charter approved by the Board of Directors and each Committee conducts an annual evaluation of the Committee’s performance through the Nominating and Corporate Governance Committee. Each Committee can engage outside experts, advisers and counsel to assist the Committee in its work. Copies of each charter are posted on our web site at www.vsea.com under the “Corporate Governance” section.

The following table identifies the current Board of Directors and committee members.

Name	Board	Audit	Compensation	Nominating and Corporate Governance	Technology and Growth Strategy	Attended At Least 75% of the Board and Committee Meetings	Attended 2009 Annual Meeting	Financially Literate	Financial Expert
Number of Meetings During Fiscal Year 2009	8	10	6	4	4	n/a	n/a	n/a	n/a
Richard A. Aurelio (Non-Executive Chairman)	✓				✓	✓	✓	✓
Xun (Eric) Chen	✓	✓	Chair	Chair	✓	✓	✓	✓
Gary E. Dickerson	✓				✓	✓	✓	✓
Robert W. Dutton	✓	✓	✓	✓	Chair	✓	✓	✓
Dennis G. Schmal	✓	Chair	✓	✓	✓	✓	✓	✓	✓
Bin-ming (Benjamin) Tsai	✓	✓	✓	✓	✓	✓	✓	✓

Audit Committee

The purpose of the Audit Committee is to assist with the Board of Directors’ oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the performance of our internal audit function and the independent accountant’s qualifications, independence and performance. The Audit Committee is responsible for the appointment, compensation and oversight of our independent registered public accounting firm, approves the scope of the annual audit by the independent registered public accounting firm, reviews audit findings and accounting policies, assesses the adequacy of internal accounting controls and disclosure controls and risk management and reviews and approves our financial disclosures. The Audit Committee also meets privately, outside the presence of our management, with the independent registered public accounting firm. The Audit Committee’s specific responsibilities are set forth in its written charter.

Compensation Committee

The Compensation Committee is responsible for determining the compensation of corporate officers, granting equity-based awards, adopting and amending equity-based and other employee benefit plans, hiring and terminating corporate officers, negotiating the terms of any employment agreements and arrangements with corporate officers and reviewing and discussing with management our “Compensation Discussion and Analysis,” which is included beginning on page 16 of this proxy statement. The Compensation Committee is charged with making recommendations regarding director compensation. To the extent permitted by applicable law and the provisions of the equity-based plan, and consistent with the requirements of applicable law and such equity-based plan, the Compensation Committee may delegate to one or more of our executive officers the authority to grant equity awards to employees who are not our directors or executive officers. The Compensation Committee can also designate one or more of its members to perform duties on its behalf, subject to reporting to or ratification by the Compensation Committee. The Compensation Committee’s specific responsibilities are set forth in its written charter.

Our Compensation and Benefits Group (comprised of members of our Human Resources and Finance departments) supports the Compensation Committee in its work. In addition, the Compensation Committee has engaged the services of Frederic W. Cook & Co., Inc., or FW Cook, to advise the Compensation Committee with respect to executive compensation philosophy and Compensation Committee process. During 2009, FW Cook’s work with the Compensation Committee related to the following:

•	review of the peer group used for benchmarking purposes;

•	review of management’s annual benchmarking analysis and compensation recommendations for the coming year;

•	presentations on trends within the industry;

•	analysis of board of director and chairman compensation;

•	review of our Compensation Discussion and Analysis in this proxy statement; and

•	other matters.

The Compensation Committee may continue to engage outside experts in 2010 to advise it with regard to executive compensation programs, data presentations and related matters. FW Cook was selected by the Compensation Committee in 2006, 2007, 2008 and 2009 and has not performed work for us other than pursuant to these compensation engagements by the Compensation Committee. For more information on the responsibilities and activities of the Compensation Committee, including the Compensation Committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis,” “Compensation Committee Report,” “Executive Compensation” and the Compensation Committee’s charter.

Nominating and Corporate Governance Committee

As provided in its charter, the Nominating and Corporate Governance Committee identifies and recommends to the Board of Directors nominees for election or re-election to the Board of Directors and will consider nominations submitted by stockholders.

The Nominating and Corporate Governance Committee seeks to create a Board of Directors that has a significant breadth of experience, knowledge and abilities that shall assist the Board of Directors in fulfilling its responsibilities. If necessary, we will retain a third party to assist us in identifying or evaluating any potential nominees for director. When the Nominating and Corporate Governance Committee reviews a potential new candidate, they look specifically at the candidate’s qualifications in light of the needs of the Board of Directors at that time given the then current mix of director attributes.

Generally, in nominating director candidates, the Nominating and Corporate Governance Committee strives to nominate directors that exhibit high standards of ethics, integrity, honesty and a commitment to understand us and our industry and to attend and participate in meetings. The nominees should also have demonstrated business acumen, experience and the ability to exercise sound judgments in matters that relate to our current and long-term objectives. Further, the nominees should be willing and able to contribute positively to the decision-making process and should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all of our stockholders and to fulfill his or her responsibility as a director. Any nominee should normally be able to serve a three-year term as director before turning 70. In addition, all nominations attempt to ensure that the Board of Directors will encompass a range of talent, skills and expertise sufficient to provide sound guidance with respect to our operations and activities. The Board of Directors has not established any term limits to an individual’s membership as a director.

To recommend a nominee, a stockholder must give notice to the Board of Directors, at our registered address: c/o the Secretary of the Board of Directors, 35 Dory Road, Gloucester, Massachusetts 01930-2297. This notice should include the candidate’s brief biographical description, a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above and the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected. The notice for the 2011 Annual Meeting must be given no later than the deadline for other stockholder proposals for that meeting as is described in “Information About Stockholder Proposals for 2011 Annual Meeting” below. Once we receive the recommendation, the Nominating and Corporate Governance Committee will evaluate the candidate and may contact the candidate for additional information, including certain information that must be disclosed about the candidate in our proxy statement, if nominated. Candidates must respond to any inquiries within the time frame provided in order to be considered for nomination by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee did not pay any fees to any third party to assist us in identifying or evaluating any potential nominees for director during fiscal year 2009. The Nominating and Corporate Governance Committee has not received any nominations for director from stockholders for the 2010 Annual Meeting.

Technology and Growth Strategy Committee

The Technology and Growth Strategy Committee periodically examines management’s direction and investment in our research, development, technology and growth initiatives and reports periodically to the Board of Directors on such matters. This includes, but is not limited to, the review of long-term strategic goals and objectives, the quality and direction of our research and development programs and our approach to acquiring and maintaining new technologies. The Technology and Growth Strategy Committee’s specific responsibilities are set forth in its written charter.

Director Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board of Directors has determined that none of Drs. Chen, Dutton or Tsai or Messrs. Aurelio or Schmal has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a) of the NASDAQ Stock Market, Inc. Marketplace Rules.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, www.vsea.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ stock market listing standards concerning any amendments to, or waivers from, any provision of the code.

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief legal officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Board of Directors’ Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the Chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Committee meetings, subject to ratification by the Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to Varian Semiconductor of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee may approve or ratify the transaction only if the Committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. The Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising only from the related person’s position as a director of another corporation that is a party to the transaction,

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction with us and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenue of the company receiving payment under the transaction, and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Transactions With Related Persons

We did not enter into any related person transactions during fiscal year 2009.

Communications from Stockholders to the Board of Directors

The Board of Directors recommends that stockholders initiate any communication with the Board of Directors in writing and send it to the attention of our Corporate Secretary. This process will assist the Board of Directors in reviewing and responding to stockholder communications in an appropriate manner. The Board of Directors has instructed our Corporate Secretary to review such correspondence and, in his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board of Directors’ consideration.

Corporate Governance Guidelines

The Nominating and Corporate Governance Committee is responsible for overseeing the guidelines and annually reviews them and makes recommendations to the Board of Directors concerning corporate governance matters. The Board of Directors may amend, waive, suspend, or repeal any of the guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board of Directors’ judgment or fiduciary duties. The guidelines are posted on our web site at www.vsea.com under the “Corporate Governance” section. Among other matters, the guidelines include the following items concerning the Board of Directors:

•	A majority of directors shall be independent.

•	A director shall limit the number of other public company boards on which he or she serves.

•	All directors are expected to adhere to the Code of Business Conduct and Ethics.

•

The Chairman of the Board shall establish the agenda for each Board of Directors meeting. Each Board of Directors member is free to suggest the inclusion of agenda items and is free to raise at any Board of Directors meeting subjects that are not on the agenda for that meeting.

•	The agenda for every regularly scheduled Board of Directors meeting shall include a meeting of the independent directors, as defined by the rules of NASDAQ, in executive session.

•

The Board of Directors and each Committee have the power to hire and consult with independent legal, financial or other advisors for the benefit of the Board of Directors or such Committee, as they may deem necessary, without consulting or obtaining the approval of any of our officers in advance.

•	Directors should be incentivized to focus on long-term stockholder value. Including equity as part of director compensation helps align the interest of directors with those of our stockholders.

•

In accordance with NASDAQ rules, each director is expected to be involved in continuing director education on an ongoing basis to enable him to better perform his duties and to recognize and deal appropriately with issues that arise.

•	The Board of Directors evaluates our Chief Executive Officer in the manner that it determines to be in the best interests of our stockholders.

•	The Compensation Committee shall be responsible for overseeing the evaluation of our senior executives.

DIRECTOR COMPENSATION

Overview

The general policy of the Board of Directors is that compensation for independent directors should be a mix of cash and equity-based compensation. We do not pay management directors for Board of Directors service in addition to their regular employee compensation. For 2009, the Nominating and Corporate Governance Committee, which consists solely of independent directors, had the primary responsibility for reviewing and considering any revisions to director compensation. In December 2009, this responsibility was transferred to the Compensation Committee. The Board of Directors reviews the Committee’s recommendations and determines the amount of director compensation.

Our Compensation and Benefits Group supports the Committee in setting director compensation and creating director compensation programs. In addition, the Committee can engage the services of outside advisers, experts, and others to assist the Committee. During 2009, the Committee utilized the services of FW Cook to perform a review of director compensation.

The Executive and Director Compensation Peer Group consists of companies generally comparable to us due to similar industries, technologies, revenue and market capitalization levels and overall financial performance and is identical to the peer group used for executive compensation benchmarking. The Executive and Director Compensation Peer Group consists of the following companies:

Analog Devices, Inc.	Lam Research Corporation
Axcelis Technologies, Inc.	MEMC Electronic Materials, Inc.
Brooks Automation, Inc.	Micron Technology, Inc.
Cymer, Inc.	MKS Instruments, Inc.
Entegris, Inc.	Novellus Systems, Inc.
Fairchild Semiconductor International, Inc.	Teradyne Inc.
KLA-Tencor Corporation

Non-Executive Chairman of the Board of Directors

Mr. Aurelio serves as the Non-Executive Chairman of the Board of Directors. Under terms of an agreement with Mr. Aurelio, which was effective through December 31, 2008, Mr. Aurelio (i) provided certain consulting and advisory services as requested by the Chief Executive Officer; (ii) received an annual retainer payment of $200,000; (iii) received meeting fees and annual equity grants equal to that of all other non-employee directors; (iv) was entitled to receive all benefits made available to our retired executive officers; and (v) received reimbursement for certain expenses incurred in connection with providing consulting and advisory services or in connection with service as a director or as Non-Executive Chairman. In the same agreement, Mr. Aurelio agreed to certain non-competition and non-solicitation provisions with us, which are in effect through December 31, 2009. Effective January 1, 2009, Mr. Aurelio continued to serve as the Non-Executive Chairman of the Board of Directors and (i) is paid an annual retainer of $100,000 and (ii) receives meeting fees and annual equity grants equal to that of all other non-employee directors.

Mr. Aurelio receives compensation in addition to the compensation received by other non-employee members of the Board of Directors due to his increased responsibilities as the Chairman of the Board of Directors, whereby he regularly reviews agendas and presentation materials prepared by management prior to the regularly scheduled Board of Director meetings and participates in discussions with the Chief Executive Officer and Chief Financial Officer.

Non-Employee Director Compensation

For fiscal year 2009, each non-employee director received, and for fiscal year 2010, each non-employee director will receive, the following cash compensation in consideration for his service on the Board of Directors (except as where otherwise provided):

•	$35,000 annual cash retainer for each non-employee director other than the Non-Executive Chairman of the Board of Directors;

•

for the Non-Executive Chairman of the Board of Directors, a $200,000 annual cash retainer, effective through December 31, 2008, which was reduced to a $100,000 annual cash retainer, effective January 1, 2009;

•	$2,500 for each meeting of the Board of Directors that a director attends in person;

•	$1,000 for each meeting of the Board of Directors that a director attends telephonically;

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$1,000 for each meeting of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee or the Technology and Growth Strategy Committee that a director attends either in person or telephonically;

•	The director appointed as Chairman of the Audit Committee receives an additional $10,000 annual cash retainer for his services as Chairman; and

•

The director appointed as Chairman of the Compensation Committee, Chairman of the Nominating and Corporate Governance Committee or Chairman of the Technology and Growth Strategy Committee each receives an additional $6,000 annual cash retainer for his services as Chairman of such Committee.

The annual cash retainer paid to each of the non-employee directors, as described above, will be paid by us, in two installments, consisting of a first payment of 50% of the annual cash retainer amount due on the first business day following the Annual Meeting and a second payment of 50% of the annual cash retainer amount due on the date that is six months after the date of such Annual Meeting (or the next business day thereafter, if such day is not a business day) for so long as the non-employee director serves as such; provided, however, that if a non-employee director’s service begins in the period between semi-annual installments of the annual cash compensation, such director will be paid 50% of the annual cash retainer amount prorated to reflect the portion of such period remaining after his or her commencement of service. If a non-employee director is no longer serving as a non-employee director (e.g., due to resignation, retirement or other termination of service) on any applicable payment date, he or she will not be entitled to the installment of the annual cash compensation otherwise due on such date or any portion thereof. The meeting attendance fees are paid as soon as practicable after the date of such meeting. The annual cash retainer for service as Chairman of a Committee is paid as soon as practicable after the Annual Meeting.

Under the Amended and Restated 2006 Stock Incentive Plan, the maximum number of shares with respect to which awards may be granted to our non-employee directors is 40,500 per fiscal year. Each year, non-employee directors are granted stock awards having a value of $100,000, which are vested immediately. On February 26, 2009, each non-employee director then serving as a director was granted 5,428 restricted stock units.

Indebtedness of Board of Directors

No members of our Board of Directors have any outstanding indebtedness to us.

Director Compensation Table

The following table details the total compensation earned by our non-employee directors in fiscal year 2009.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Richard A. Aurelio (Non-Executive Chairman)	$134,000	$99,984	$233,984
Xun (Eric) Chen	79,000	99,984	178,984
Robert W. Dutton	75,000	99,984	174,984
Dennis G. Schmal	79,000	99,984	178,984
Bin-Ming (Benjamin) Tsai	69,000	99,984	168,984

(1)	The amounts set forth in this column represent fees earned by the non-employee director during fiscal year 2009, regardless of whether the fees were actually paid during the fiscal year. The aggregate payment amounts include the categories of payments listed in the following Fees Earned or Paid in Cash supplementary table.

Fees Earned or Paid in Cash

Name	Annual Retainer	Chair Committee Fees	Meeting Attendance Fees	Total Fees Earned or Paid in Cash
Richard A. Aurelio (Non-Executive Chairman)	$100,000	—	$34,000	$134,000
Xun (Eric) Chen	35,000	$12,000	32,000	79,000
Robert W. Dutton	35,000	6,000	34,000	75,000
Dennis G. Schmal	35,000	10,000	34,000	79,000
Bin-Ming (Benjamin) Tsai	35,000	—	34,000	69,000

(2)	The amounts shown are the stock-based compensation costs recognized for financial statement reporting purposes for the fiscal year with respect to stock and option awards granted to the non-employee directors, whether in the current or other prior fiscal year, and do not reflect whether the non-employee director has actually realized a financial benefit from the award. The compensation costs are based on the grant date fair value of each award grant and the dollar amounts do not take into account any estimated forfeitures. Assumptions used in the calculation of the grant date fair value of each award grant are set forth in Note 4 to our consolidated financial statements for fiscal year 2009, included in our Annual Report on Form 10-K filed with the SEC on November 24, 2009.

Outstanding Equity Awards

Name	Option Awards Outstanding as of 10/2/09	Restricted Awards Outstanding as of 10/2/09
Richard A. Aurelio (Non-Executive Chairman)	—	11,784
Xun (Eric) Chen	—	11,784
Robert W. Dutton	45,000	11,784
Dennis G. Schmal	29,250	11,784
Bin-Ming (Benjamin) Tsai	11,250	7,928

Travel Expenses

We reimburse directors for their travel and related expenses in connection with attending Board of Directors meetings and Board of Directors-related activities, such as Varian Semiconductor site visits and sponsored events, as well as continuing education programs. Generally, directors’ spouses attend the Annual Board of Directors meeting. In fiscal year 2009, the cost of spousal attendance was approximately $11,063.

Stock Ownership Guidelines

In fiscal year 2006, the Nominating and Corporate Governance Committee instituted stock ownership guidelines for non-employee directors. Non-employee directors are required to own three times their annual cash compensation in stock within five years of the later of the effective date of the guidelines or the election as director. The ownership guidelines specify dollar thresholds based on the market price of our common stock on the date the restricted stock vests and, for shares acquired by the exercise of stock options, on the date such options are exercised and held. All of our non-employee directors are still within the initial five-year compliance period.

STOCKHOLDER PROPOSALS

Stockholders may send communications other than director nominations and stockholder proposals for our 2011 Annual Meeting to the Board of Directors to the following mailing address: The Board of Directors, Varian Semiconductor Equipment Associates, Inc., Attention: Corporate Secretary, 35 Dory Road, M/S GL37, Gloucester, Massachusetts 01930-2297. The process for a stockholder to nominate a director is set forth above under “Nominating and Corporate Governance Committee” and the process for stockholder proposals for the 2011 Annual Meeting is set forth under “Information about Stockholder Proposals for 2011 Annual Meeting.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of December 1, 2009, with respect to the beneficial ownership of shares of our common stock by:

•	each person known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each director and nominee for director;

•	each executive officer named below in the Summary Compensation Table under the heading “Executive Compensation”, whom we refer to herein as our named executive officers; and

•	all of our directors and executive officers as a group.

Our information is based on reports filed with the Securities and Exchange Commission, or SEC by each of the firms or individuals listed in the table below. You may obtain these reports from the SEC.

The percent of class figure for the common stock is based on 73,696,243 shares of our common stock outstanding as of December 1, 2009. The number of shares of common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC, and includes voting or investment power with respect to shares of our common stock. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Shares of our common stock issuable under stock options exercisable on or before January 30, 2010 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. Unless otherwise indicated, the address of all directors and executive officers is c/o Varian Semiconductor Equipment Associates, Inc., 35 Dory Road, Gloucester, Massachusetts 01930.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Percent of Class
Five Percent Stockholder:
FMR LLC (2)	6,879,789	9.3%
Wellington Management Company, LLP (3)	4,806,724	6.5%
Oppenheimer Funds, Inc. (4)	4,650,110	6.3%
Royce & Associates, LLC (5)	4,635,951	6.3%

Directors:
Xun (Eric) Chen	15,641	*
Gary E. Dickerson (Chief Executive Officer)	761,801	1.0%
Robert W. Dutton	61,991	*
Dennis G. Schmal	44,891	*
Bin-ming (Benjamin) Tsai	19,178	*
Richard A. Aurelio (Non-Executive Chairman)	119,708	*

Named Executive Officers (other than Chief Executive Officer):
Robert J. Halliday	374,196	*
Yong-Kil Kim	349,388	*
Robert J. Perlmutter	201,263	*
Gary J. Rosen	147,041	*
All current directors and executive officers as a group (10 persons): (6)	2,095,098	2.8%

*	Less than 1%.

(1)	The number of shares of common stock beneficially owned by each 5% stockholder, director or executive officer is determined under Section 13 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules promulgated there under by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares subject to stock options, restricted stock or other similar rights with respect to which the individual has the right to acquire sole or shared voting or investment power within 60 days after December 1, 2009. The number of shares of common stock listed as beneficially owned in the table above includes shares issuable upon exercise of options exercisable within 60 days after December 1, 2009 for the following stockholders: Mr. Dickerson (620,791 shares), Dr. Dutton (45,000 shares), Mr. Schmal (29,250 shares), Dr. Tsai (11,250 shares), Mr. Halliday (311,438 shares), Dr. Kim (295,006 shares), Dr. Perlmutter (177,807 shares) and Dr. Rosen (104,924 shares). Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the table above. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(2)	As reported by the beneficial owner in a Schedule 13G filed with the SEC on August 10, 2009 by FMR LLC and its affiliate, Edward C. Johnson III. Of the 6,879,879 shares of common stock deemed beneficially owned, FMR LLC reports sole voting power as to 134,889 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the 6,879,879 shares of common stock. No one person’s interest in such shares is more than 5% of the total outstanding common stock. FMR LLC is an investment adviser registered under the investment Advisers Act of 1940, or the 1940 Act. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	As reported by the beneficial owner in a Schedule 13G/A filed with the SEC on February 17, 2009. Wellington Management Company, LLP, or Wellington, is an investment adviser registered under the 1940 Act and has shared power to vote or direct the vote of 4,323,159 shares of common stock and the shared power to dispose of or direct the disposition of 4,668,399 shares of common stock. The address for Wellington is 75 State Street, Boston, Massachusetts 02109.

(4)	As reported by the beneficial owner in a Schedule 13G filed with the SEC on January 29, 2009. Oppenheimer Funds, Inc., or Oppenheimer, has the sole power to vote or direct the vote of, and the sole power to dispose of or direct the disposition of, 4,650,110 shares of common stock. The address for Oppenheimer is Two World Financial Center, 225 Liberty Street, New York, New York 10281.

(5)	As reported by the beneficial owner in a Schedule 13G filed with the SEC on January 30, 2009. Royce & Associates, LLC., or Royce & Associates, has shared power to vote or direct the vote of, and the shared power to dispose of or direct the disposition of, 4,635,951 shares of common stock. The address for Royce & Associates is 1414 Avenue of the Americas, New York, New York 10019.

(6)	Includes 1,686,165 shares of common stock issuable upon exercise of options exercisable within 60 days after December 1, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives and Philosophy

The objectives of our executive compensation program are: (1) to align compensation with business objectives and individual performance and (2) to attract, retain and reward executive officers who contribute to both the short- and long-term success of our company. Our executive compensation philosophy is based on the principles of sustained performance and competitive and fair compensation.

Pay-for-performance is a core element in our compensation philosophy. Total compensation is dependent upon both individual performance and company performance in achieving financial and non-financial objectives. Our bonus plans are designed to reward executives for meeting short-term, generally annual, financial and non-financial goals, while our equity plans are designed to focus on long-term performance and alignment of executive officer compensation with the long-term interests of our stockholders.

Overview

The Compensation Committee is responsible for determining compensation for our executive officers. The Compensation Committee’s goal is to ensure that executive officers are paid for performance and that their total compensation is competitive when compared to the compensation paid to executive officers of a group of peer companies, which we refer to as the Executive and Director Compensation Peer Group. Total compensation is paid at competitive levels, provided that our financial and non-financial performance is comparable to or better than that of a group of competitor companies, which we refer to as the Competitor Group. Performance metrics measured against this Competitor Group include, but are not limited to, revenue and earnings growth, gross and operating profits vs. targets, market share, new customer account penetrations, new product success and customer satisfaction. The performance metrics may be weighted differently each year, and sometimes the weights also vary by individual, depending on the specific company focus for the respective year.

The Compensation Committee maintains two separate and distinct peer groups to achieve recruitment and retention goals, while monitoring company performance. The peer groups were established by the Compensation Committee after review by and input from our Compensation and Benefits Group, senior management and the independent consulting firm of FW Cook. The Executive and Director Compensation Peer Group is important for both recruitment and retention of executive officers and benchmarking of director compensation. Companies included in the Executive and Director Compensation Peer Group are generally companies with which we may compete for executive level talent. The Competitor Group is more focused on companies with which we can easily compare financial performance due to similar business models. The Competitor Group and the Executive and Director Compensation Peer Group may be modified from year to year based on the following criteria.

The Competitor Group is selected based on specific business characteristics which may include the following items: ion implanter competition; “best-in-class” semiconductor or semiconductor capital equipment manufacturer; similar in size to us with respect to market capitalization and semiconductor revenue. The fiscal year 2009 Competitor Group includes the following 12 companies:

Applied Materials, Inc.	Lam Research Corporation
Axcelis Technologies, Inc.	MKS Instruments, Inc.
Brooks Automation, Inc.	Nissin Ion Equipment Co., Ltd. *
Cymer, Inc.	SEN Corporation *
Entegris, Inc.	Novellus Systems, Inc.
KLA-Tencor Corporation	Teradyne Inc.

*	Limited financial information is available. These companies are included in the Competitor Group primarily for market share comparisons.

Although Nissin Ion Equipment Co., Ltd. and SEN Corporation manufacture ion implanters and compete with us, we do not include these companies in our Executive and Director Compensation Peer Group because neither company is required to make filings with the U.S. Securities and Exchange Commission, or SEC, so there is insufficient information available on the executive compensation paid by these companies. Applied Materials, Inc. is excluded because it is a substantially larger company than Varian Semiconductor. However, market share information, a key metric for us and our competitive positioning, is available via a third party on an annual basis for all of the excluded companies.

The Executive and Director Compensation Peer Group consists of companies generally comparable to us in terms of industry, core technology, revenue and market capitalization size and overall financial performance. The fiscal year 2009 Executive and Director Compensation Peer Group includes the following 13 companies:

Analog Devices, Inc.	Lam Research Corporation
Axcelis Technologies, Inc.	MEMC Electronic Materials, Inc.
Brooks Automation, Inc.	Micron Technology, Inc.
Cymer, Inc.	MKS Instruments, Inc.
Entegris, Inc.	Novellus Systems, Inc.
Fairchild Semiconductor International, Inc.	Teradyne Inc.
KLA-Tencor Corporation

Our Competitor Group, excluding the exceptions noted above, is the basis for our Executive and Director Compensation Peer Group. We then added four companies (i.e. Analog Devices, Inc., Fairchild Semiconductor International, Inc., MEMC Electronic Materials, Inc. and Micron Technology, Inc.) in order to increase the sample size of companies and thereby improve the meaningfulness of the compensation data that we use for comparisons. We chose these four additional companies because they are in our industry and have market capitalization, revenue, profitability, and certain other metrics approximating ours; however, they are less direct business competitors in ion implanter processes. In fiscal year 2009, we modified the composition of our Executive and Director Compensation Peer Group for purposes of setting fiscal year 2010 target compensation. This modification was in response to changes in size and performance of peer group companies.

When the Compensation Committee reviews the competitive findings, it places the most weight on comparisons to KLA-Tencor Corporation, Lam Research Corporation and Novellus Systems, Inc. The operations of these three companies are considered most similar to us in that they directly compete in the semiconductor capital equipment market in process steps like that of ion implant, have a similar customer base and the level of technology required to produce their products and maintain their competitive edge is comparable to us.

Our competitive philosophy is generally for total direct compensation to be positioned between the median and 75th percentile of the Executive and Director Compensation Peer Group, taking into account individual and company performance. In fiscal year 2009, total direct target compensation was within this range or above the 75th percentile, depending on the executive, of the Executive and Director Compensation Peer Group. However, a majority of the named executive officers were below the median when compared to the three companies we place additional weight on (i.e. KLA-Tencor Corporation, Lam Research Corporation and Novellus Systems, Inc.).

Benchmarking and Use of Outside Experts

Our Compensation and Benefits Group supports the Compensation Committee in researching executive officer compensation. In addition, the Compensation Committee may engage the services of outside advisers, experts and others to assist the Compensation Committee. During 2009, the Compensation Committee engaged the services of FW Cook to advise the committee in its review of executive officer compensation, including changes to the peer group and competitiveness.

To assist the Compensation Committee in its annual review of executive officer compensation, our Compensation and Benefits Group provides executive officer compensation data compiled from the annual reports and proxy statements of the Executive and Director Compensation Peer Group. In addition to peer group data, our Compensation and Benefits Group also analyzed data from the 2009 Radford Executive Survey, which contains data on base salary, target bonuses, equity awards, merit increase guidance and total compensation from over 700 technology companies nationwide.

The Compensation Committee’s process for determining compensation includes a review of our executive officer compensation programs and practices and an analysis, for each of our executive officers, of each element of compensation. The Compensation Committee compares these compensation elements separately and in total to the compensation of executive officers in the Executive and Director Compensation Peer Group. By no later than the first quarter of each fiscal year, the Compensation Committee establishes base salaries, sets the cash incentive target amounts and metrics needed to achieve those targets under the Management Incentive Plan and sets the targeted equity awards to executive officers. Targeted equity awards are approved for each individual and specify the amount, timing and mix of equity grants (options, restricted stock and restricted stock units). For those equity awards with performance-based vesting (restricted stock and restricted stock units) in addition to time-based vesting, performance goals are set within the first 25 percent or 90 days, whichever is earlier, of the performance period. Equity grants are generally made one to four times per year, normally at previously determined regularly scheduled Compensation Committee meetings.

The Compensation Committee has the opportunity to meet with executive officers at various times during the year, which allows the Compensation Committee to form its own assessment of each executive’s performance. In addition, at the end of the fiscal year the CEO reviews with the Compensation Committee his evaluation of each executive officer (other than himself), including recent contribution and performance, strengths, weaknesses, development plans and succession potential. The CEO bases this evaluation on his knowledge of each executive officer’s performance, the individual’s self-assessment and feedback provided by each executive officer’s peers and direct reports.

The CEO also reviews benchmarking data and data gathered from compensation surveys and makes a recommendation to the Compensation Committee on each executive officer’s compensation. Based upon this input, as well as the information provided by the Compensation and Benefits Group, the Compensation Committee makes its own assessments and approves compensation for each executive officer, other than the CEO.

The Compensation Committee determines and approves the CEO’s compensation based on an assessment of his performance and a review of external benchmark data, subject to the ratification of the full Board of Directors. For the CEO’s review, formal feedback is received from all the members of the Board of Directors and communicated directly to the CEO at least once per year.

Elements of Compensation

Base Salary

Base salaries are intended to provide a minimum level of compensation to executive officers for serving as the senior management of the company, regardless of stockholder return and company performance. Our competitive positioning philosophy is to target executive officers’ base salaries at levels in the range of the median to the 75th percentile of the Executive and Director Compensation Peer Group for comparable positions; however, actual fiscal year 2009 salaries were at, or below, the median. Due to the economic downturn, salary increases were not implemented in 2009, and additionally executive base salaries were reduced by 10 to 15%, effective February 7, 2009. On November 12, 2009, the Compensation Committee approved restoring the annual base salary rates to be paid to our executive officers to their prior amounts before pay cuts went into effect on February 7, 2009. We expect to resume merit increases in 2010.

The Compensation Committee strives to have the majority of the executive officers’ pay tied to performance, and base salaries are usually less than 20% of an executive’s total target compensation package. As a result of the economic downturn and forfeiture of fiscal year 2009 bonus payments, actual base salaries as a percentage of total compensation were generally in the range of 20% to 30% of total compensation for fiscal year 2009.

Performance-Based Compensation

Our pay-for-performance programs include cash incentive payments that reward accomplishment of annual goals and equity awards that reward both strong stock price performance and accomplishment of annual goals. The incentive cash and equity compensation of executive officers is intended to increase if our financial and non-financial performance and returns to stockholders improve and to decrease if performance and returns decline. Annual cash incentive payments are determined primarily by our financial and non-financial metric results and are not linked directly to our stock price performance. Equity awards consist of both option and restricted stock and/or restricted stock unit awards.

Annual Incentive Cash Payments. Annual incentive cash payments are made under the Management Incentive Plan, or MIP. This plan is the only cash incentive program covering executive officers. Each executive officer has a targeted bonus expressed as a percentage of salary, which produces a targeted bonus amount that is multiplied at year-end using a formula based upon our success in achieving pre-determined goals. The result of that computation is the “earned” amount that the officer might receive as his annual incentive cash payment for the year. It is expected that the multiplier and the payments under the plan will vary year by year, because our performance will vary each year. The calculation is mechanical and individual performance is not taken into account when determining the performance factor. However, should the Compensation Committee have concerns over individual performance, they do have the discretion to reduce or eliminate MIP payments. According to the plan, the Compensation Committee may not increase the payments and the amount cannot exceed $3 million for any individual. Due to the economic downturn, upon the recommendation of our executive officers, the Compensation Committee stipulated that, regardless of the calculated incentive earned, no payments of any amount would be paid to an executive if the company was not profitable. As a result, no MIP incentive payments were earned or paid for fiscal year 2009.

The plan formula for determining the maximum earned bonus amount for each executive officer is as follows:

Annual	x	Targeted	=	Targeted	x	Performance	=	Earned
Salary		Bonus %		Bonus		Factor %		Bonus

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The Compensation Committee determines the targeted bonus percentage of salary annually. At the beginning of fiscal year 2009, the Compensation Committee set individual executive officer targeted bonus percentages ranging from 60% to 100% of base salary. The CEO’s targeted bonus was 100% of base salary for fiscal year 2009.

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The performance factor is composed of metrics set annually by the Compensation Committee. The Compensation Committee sometimes weights the metrics differently by individual executive officer to further align the company’s and the executive officer’s goals. Performance factor percentages for each metric can range from 0% to 300%, but an overall cap of 200% is applied in determining the maximum earned bonus amount.

The metrics and weightings composing our performance factor for fiscal year 2009 were:

•	market share (30% weight)

•	overall market share

•	Japan market share

•	profitability (30% weight)

•	actual fiscal year earnings per share

•	operating margin versus the Competitor Group

•	equipment margin

•	product development (30% weight)

•	PLAD revenue

•	High Energy equipment revenue

•	new market account penetrations

•	business development (10% weight)

•	revenue generated from new business

In fiscal year 2009, our achieved performance factor was 129% compared to 167% for fiscal year 2008. However, as we did not achieve positive fiscal year 2009 earnings per share, no incentives were paid. Significant over-performance was achieved on the metrics for overall and Japan market share, as well as High Energy revenues; however, there was underperformance on the metrics for earnings per share, systems gross margin and new market penetrations. Performance, on the other metrics, was generally in the range of .5X to 1.5X of target. Our overall and Japan regional market share increased more than five percentage points from the prior year. In addition, revenue recognized on High Energy tools, a product which has been strongly dominated by our competition in the past, increased to $30 million from $12 million in the prior fiscal year. In contrast, our fiscal year 2009 loss per share of ($.53) was below the target profit goal level. New market account penetrations and system gross margins were also not achieved, however these metrics were deeply impacted by the worldwide economic downturn and we expect improvements in both of these areas in fiscal year 2010. As a result of our achievements against these pre-established goals, the calculated annual cash incentives to executive officers decreased over the same period a year ago. Total target cash compensation (base salary and annual cash incentives) is generally between the median and 75th percentile for our executive officers when compared to our Executive and Director Compensation Peer Group, but actual cash compensation is below this level for fiscal year 2009 due to non payment of calculated bonuses.

Detailed disclosure of performance goals relating to equipment margin, key customer account penetrations and business development could be potentially harmful to us by substantially impairing our competitive advantage. In addition, specifically disclosing additional details related to these three metrics could provide potentially misleading financial benchmarks to our stockholders. Performance goals related to desired equipment margin and key customer account penetrations could put us at harm when negotiating future equipment sales. Both of these metrics are considered critical to our long-term success and target goal levels were considered reasonably difficult to achieve at the time they were set. While we have made efforts to improve our gross margin over the years, we still have not achieved our internal gross margin objectives. In addition, new accounts normally initially decrease gross margin because of “first-time buy prices” and additional costs we incur to ensure customer satisfaction. Performance goals related to business development could provide our competitors with critical data needed to compete against us. The goal was considered reasonably difficult to achieve at the time it was set because we have been mainly a one product company. Expanding operations outside our core business is considered difficult to achieve because it entails developing new markets and/or new applications for new or existing products, which requires significant investment by us and our customers in order to be successful.

All bonuses earned and approved by the Compensation Committee for an amount greater than 100% of the targeted bonus amount are subject to a mandatory one-year deferral. The bonuses are deferred in the non-qualified deferred compensation plan. The executive must be employed by us one year subsequent to the deferral in order to receive the portion of the bonus previously deferred. Once the bonus is vested, the executive officer may elect to voluntarily defer the bonus for an additional period in the non-qualified deferred compensation plan. Mandatory bonus deferrals are intended to aid in long-term retention of executive officers. In fiscal year 2009, executives were paid earned amounts over 100% of target that were deferred from the 2008 MIP plan. Since no incentives were earned in fiscal year 2009, there will be no deferrals paid in fiscal year 2010.

Equity Incentive Plans. The Compensation Committee believes that equity awards should constitute the majority of the executive officers’ total compensation. In fiscal year 2009, the Compensation Committee generally allocated most of the total compensation of the executive officers in the form of equity awards (based upon the fair value of the award on the date of grant). The Compensation Committee uses stock options and/or restricted stock, which may or may not be subject to performance-vesting conditions, as the equity compensation vehicle for executives, and examines numerous factors including equity expense, retention and reward value and overall market conditions when deciding which equity incentives to use each year. Compensation expense is calculated at the time of grant and recognized over the service period, which is usually the vesting period. The amounts the executive officers eventually realize from these equity awards may be higher or lower than the compensation expense recognized for financial reporting purposes. The views of the Compensation Committee and management regarding equity awards are based on the principle that equity compensation should seek to align executive officers’ incentives with stockholders’ interests. The Compensation Committee and management believe that equity compensation can help us recruit, retain and motivate the executive officers needed for our present and future success.

Executive officers realize long-term incentive compensation through equity grants. To reward, retain and motivate executive officers in fiscal year 2009, the Compensation Committee used stock options as long-term incentive vehicles. Stock options provide actual economic value to the holder if the price of our stock increases from the grant date to the date the option is exercised. We chose to issue stock options as our method of equity compensation in fiscal year 2009 because we believe this form of equity best aligns our executives with the interests of our shareholders during this difficult economic climate by providing reward directly related to increasing shareholder value.

The Compensation Committee determines the amount of annual equity to grant based on factors such as relative job scope, expected future contributions to our growth and development, the value of past awards and the competitiveness of grants relative to the Executive and Director Compensation Peer Group. We review in detail the grant-date fair value of all grants made to employees by each company included in the Executive and Director Compensation Peer Group and use the allocated fair value, as disclosed for executive officers in the proxy statements of the Executive and Director Compensation Peer Group, as a starting point for determining the total fair value of grants to each of our executive officers. Generally, we target equity grants having a total fair value between the median and 75th percentile, but we also take into consideration the above listed factors as well as individual performance. (Measurement of individual performance is discussed in greater detail under “Benchmarking and Use of Outside Experts” above.) Our grants to certain executives in fiscal year 2009 exceeded the 75th percentile in the Executive and Director Compensation Peer Group, partially due to timing of the grants and volatility of our stock price between the time the grants are determined and when they are subsequently awarded. In fiscal year 2009, 70% of each executive’s options were granted in November 2008 and the remaining 30% were granted over the next three quarters.

The target fair value of equity awards is approved by the Compensation Committee annually in the form of option equivalents. The Compensation Committee then determines the amount of equity that should be granted in the form of options and restricted stock. The Compensation Committee varies the mix between options and restricted stock awards each year depending on a number of factors including: (1) desired financial leverage of the individual executive officer, (2) current unvested equity balances held by the executive officer and (3) compensation expense to be included in our Consolidated Statements of Operations. For fiscal year 2009, the Compensation Committee determined that 100% of the total targeted fair value should be granted in the form of options. For fiscal year 2008, the Compensation Committee determined that 80% of the total targeted fair value should be granted in the form of options and 20% in the form of restricted stock with performance-based restrictions. The Compensation Committee decided to grant solely options during fiscal year 2009 based on several factors, including recent average stock price and historical stock price trends, retention value, compensation expense, discussions with executive officers regarding their individual preferences and an objective to further align the interests of management with that of stockholders.

Employee Stock Purchase Plan

We have a tax-qualified employee stock purchase plan, or ESPP, generally available to all employees excluding executive officers and certain highly compensated individuals, that allows participants to acquire our stock at a discounted price. This plan has a six-month look-back and allows participants to buy our stock at a 15% discount to the market price with up to 10% of their salary and incentives (subject to Internal Revenue Service, or IRS, limits), with the objective of allowing employees to profit when the value of our stock increases over time. Under applicable tax law, no plan participant may purchase more than $25,000 in market value (based on the market value of our stock on the last trading day before the beginning of the enrollment period for each subscription period) of our stock in any calendar year. While the ESPP is a non-cash expense, it is considered a compensatory plan and we are required to include the fair value of the expense in our financial statements. We chose to exclude executive officers and certain highly compensated individuals from the plan after December 31, 2006, to minimize equity compensation expense. In an effort to further reduce our equity compensation expense, on November 24, 2008, we decided to suspend enrollment and participation in the ESPP effective January 1, 2009. We expect to lift the suspension when business conditions permit.

Retirement Plans

Our retirement plans aid in the retention of our key employees, which is an important element of our compensation philosophy.

401(k) Plan. We have a 401(k) plan covering substantially all of our U.S. employees. We normally calculate a fiscal year corporate performance factor annually and contribute an amount based on corporate performance in addition to a percentage of each participant’s base pay and actual individual contribution. Corporate contributions are dependent upon individual contributions and company performance. Participants are entitled, upon termination or retirement, to their portion of the vested retirement fund assets, which are held by a third-party custodian. The company’s contributions vest 100% after two years of employment with us. After the initial two-year period, those contributions are immediately vested. The plan is tax-qualified as it satisfies the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the tax code). Under a tax-qualified plan, we are eligible for a tax deduction for our contributions for the year to which the contribution relates, while the benefits are taxable to the participant for the year in which they are ultimately received. Corporate contributions were suspended for most of fiscal year 2009 due to cost reduction efforts in response to the industry downturn and we expect to reinstate basic matching plan contributions in the first half of fiscal year 2010.

Non-Qualified Deferred Compensation Plan. We have a non-qualified deferred compensation plan covering executive officers and certain highly compensated individuals. Participants in the non-qualified deferred compensation plan can elect to defer their base salary and their annual incentive cash payment without regard to the tax code limitations applicable to the tax-qualified plans. The deferred compensation plan is intended to promote retention by providing employees with an opportunity to save in a tax-efficient manner. Because executive officers do not receive above-market rates of return under the deferred compensation plan, earnings under the plan are not included in the Summary Compensation table, but are included in the Non-Qualified Deferred Compensation table. The notional investment options available under the non-qualified plan are the same investment options that are available in the 401(k) plan. The Compensation Committee generally requires executive officers who earn cash incentive payments greater than 100% of their annual target amount to defer the excess amount in the non-qualified deferred compensation plan for a one-year period.

Supplemental Executive Retirement Plan, or SERP. Certain named executive officers are entitled to participate in the SERP. The SERP is an unfunded plan that, on December 31 of each year, credits to each participant’s account 9.5% of eligible earnings plus interest on the previous balance. Eligible earnings include salary and cash bonuses paid within the current year. The SERP contribution is reduced by the maximum amount of the matching contributions that would have been made to the 401(k) plan if the participant had made the maximum possible contribution and other similar limitations, such as the 401(k) compensation ceiling set by the

IRS. Interest is credited at the long-term applicable federal rate for December, plus two percentage points. Vesting in the SERP is identical to vesting in the 401(k), whereby participants vest 100% after two years of employment. On November 24, 2008, we decided to suspend credits in the SERP effective January 1, 2009, due to cost reduction efforts in response to the industry downturn. We expect to lift the suspension in the first half of fiscal year 2010.

Retirement. Retirement for executive officers is currently defined as the voluntary resignation from employment after the attainment of a combined age and years of service as an employee of at least 65, a minimum age of 55, and completion of at least five years of service as an employee. Equity grants made to executive officers during and prior to August 15, 2008, included an acceleration of vesting clause in the event of retirement. Unvested options vest immediately upon retirement and remain exercisable until the expiration of the option grant. Unvested restricted stock awards become fully vested upon retirement. Unvested and unearned performance-based awards also become fully vested upon retirement. The Compensation Committee decided to eliminate the acceleration of vesting of equity upon retirement for equity grants made after August 15, 2008. Eliminating the acceleration of vesting of equity upon retirement aids our efforts to reduce non-cash expense, as the expense is no longer taken over a shorter period of time. Retiring executive officers do not receive any other additional benefits such as health insurance.

Other Compensation Policies

Perquisites and Other Benefits. We annually review the perquisites that executive officers receive, which include automotive perquisites and reimbursement of financial planning and certain health care expenses. Other than as described in the Summary Compensation Table or under the Non-Qualified Deferred Compensation Table below, the executive officers are entitled to few benefits that are not otherwise available to all of our employees. Our objective in providing perquisites to our executive officers is to attract and retain those individuals.

Stock Ownership Guidelines. Because the Compensation Committee believes that management should accumulate and hold a direct ownership position in the company’s stock aligned with stockholders, the Compensation Committee adopted stock ownership guidelines for our executive officers. The ownership guidelines specify dollar thresholds based on the market price of our common stock on the date the restricted stock vests and for shares acquired by the exercise of stock options, on the date such options are exercised. Our executive officers must accumulate and hold equity within five years of the later of the effective date of the guidelines or the date of appointment or promotion as an officer. The CEO is required to own three times his base salary in stock, the CFO and other executive officers with change in control agreements are required to own two times their base salary in stock, and executive officers without change in control agreements are required to own one times their base salary in stock. Stock options and unvested restricted stock do not count toward satisfying these ownership guidelines. The Compensation Committee adopted these guidelines in fiscal year 2005 and, as a result, the executive officers are still within the initial five-year compliance period. However, all executive officers are expected to reach their target stock ownership levels within the scheduled time as set forth in the guidelines.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Code, generally disallows a tax deduction to public companies for compensation over $1 million paid to a CEO and each of the three other most highly compensated executive officers, excluding the CFO. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. Our stockholder-approved Amended and Restated Omnibus Stock Plan and 2008 MIP are qualified so that awards under such plans constitute performance-based compensation not subject to Section 162(m) of the Code. The Compensation Committee reviews the potential effect of Section 162(m) of the Code periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in our best interests and the best interests of our stockholders.

At our 2009 Annual Meeting, we sought and gained stockholder approval of an amendment to our Amended and Restated 2006 Stock Incentive Plan to provide guidelines for performance awards in order to comply with the requirements of Section 162(m) of the Code. “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap and remains deductible. Stockholder approval of the material terms used in setting performance goals under our Amended and Restated 2006 Stock Incentive Plan permits qualification of performance-based awards for tax deductibility without the Section 162(m) limitation.

EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to the compensation paid or accrued by us during fiscal years 2009, 2008 and 2007 to, or on behalf of, our Chief Executive Officer, Chief Financial Officer and each of our three most highly compensated executive officers. We refer to our Chief Executive Officer, Chief Financial Officer and such other executive officers as the “named executive officers.”

Summary Compensation

Name and Principal Position	Year (1)	Salary	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Gary E. Dickerson	2009	$571,844	$798,705	$1,845,782	$—	$9,632	$91,057	$3,317,020
Chief Executive Officer	2008	621,923	1,166,231	2,290,886	1,051,050	5,517	46,751	5,182,358
	2007	597,803	1,106,659	1,587,014	1,200,000	4,175	52,945	4,548,596

Robert J. Halliday	2009	333,159	524,296	1,700,876	—	6,591	45,931	2,610,853
Executive Vice President, Chief Financial Officer and Treasurer	2008	350,961	1,041,544	1,554,352	533,033	4,245	60,070	3,544,205
	2007	339,141	480,380	521,992	578,000	4,051	48,127	1,971,691

Yong-Kil Kim	2009	273,750	334,438	663,522	—	5,288	27,000	1,303,998
Executive Vice President, Asia Business Development	2008	300,000	367,309	532,422	346,150	3,390	90,710	1,639,981
	2007	277,212	345,616	421,011	399,000	3,336	120,233	1,566,408

Robert J. Perlmutter	2009	275,080	96,842	745,645	—	1,173	72,707	1,191,447
Executive Vice President, Implant Business Unit	2008	293,655	98,705	531,192	350,350	296	52,996	1,327,194
	2007	285,674	93,916	362,681	399,000	—	136,249	1,277,520

Gary J. Rosen	2009	245,953	322,948	610,364	—	—	17,299	1,196,564
Vice President, Engineering	2008	263,041	354,401	463,342	198,436	—	12,353	1,291,573

(1)	Fiscal year 2009 comprised a 52-week period ended October 2, 2009. Fiscal year 2008 comprised a 53-week period ended October 3, 2008. Fiscal year 2007 comprised a 52-week period ended September 28, 2007.

(2)	The amounts shown are the stock-based compensation costs recognized for financial statement reporting purposes for the fiscal year with respect to stock and option awards granted to the named executive officers, whether in the current or other prior fiscal year, and do not reflect whether the individual has actually realized a financial benefit from the award. The compensation costs are based on the grant date fair value of each award grant and the dollar amounts do not take into account any estimated forfeitures. Assumptions used in the calculation of the grant date fair value of each award grant are set forth in Note 4 to our consolidated financial statements for fiscal year 2009, included in our Annual Report on Form 10-K filed with the SEC on November 24, 2009.

(3)	The amounts disclosed in the Non-Equity Incentive Compensation column were all awarded under the MIP as discussed in the Compensation Discussion and Analysis under the section titled “Annual Incentive Cash Payments.” Compensation earned under the MIP during the fiscal year is paid by us to the named executive officer in the November following the fiscal year up to the target amount. Compensation earned above the target amount is subject to a one-year mandatory deferral, as determined by the Compensation Committee.

(4)	Amounts shown represent the above-market interest earned from estimated amounts contributed to the named executive officer’s SERP in the fiscal year.

(5)	Amounts presented in the All Other Compensation column for fiscal year 2009 consist of reimbursement for health care expenses, relocation and financial planning as well as the following items:

Name	Expatriate Expenses	Automotive Perquisites
Gary E. Dickerson	—	$79,756
Robert J. Halliday	—	36,036
Yong-Kil Kim	$27,000	—
Robert J. Perlmutter	—	66,416

Grants of Plan-Based Awards

The following table sets forth information concerning grants of compensation in the form of plan-based awards made to the named executive officers during fiscal year 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
		Target	Maximum
Gary E. Dickerson	Annual	$630,000	$1,260,000
	11/24/2008			200,200	$17.08	$1,315,314
	2/26/2009			28,600	18.42	204,204
	5/14/2009			28,600	22.35	252,824
	8/14/2009			28,600	30.25	339,768

Robert J. Halliday	Annual	319,500	639,000
	11/24/2008			130,900	17.08	860,013
	2/26/2009			18,700	18.42	133,518
	5/14/2009			18,700	22.35	165,308
	8/14/2009			18,700	30.25	222,156

Yong-Kil Kim	Annual	210,000	420,000
	11/24/2008			72,100	17.08	473,697
	2/26/2009			10,300	18.42	73,542
	5/14/2009			10,300	22.35	91,052
	8/14/2009			10,300	30.25	122,364

Robert J. Perlmutter	Annual	210,000	420,000
	11/24/2008			75,600	17.08	496,692
	2/26/2009			10,800	18.42	77,112
	5/14/2009			10,800	22.35	95,472
	8/14/2009			10,800	30.25	128,304

Gary J. Rosen	Annual	159,600	319,200
	11/24/2008			63,000	17.08	413,910
	2/26/2009			9,000	18.42	64,260
	5/14/2009			9,000	22.35	79,560
	8/14/2009			9,000	30.25	106,920

(1)	The amounts shown in the columns represent the range of possible cash payouts for each named executive officer under our MIP for the fiscal year 2009 performance period, as determined by the Compensation Committee at its November 24, 2008 meeting. Amounts actually earned under our fiscal year 2009 MIP are included above in the Summary Compensation Table under the column titled, “Non-Equity Incentive Plan Compensation.” For fiscal year 2009, the company was in a net loss, thus no cash payments were made related the fiscal year 2009 performance period. Information regarding the operation of the MIP can be found in the Annual Incentive Cash Payments section of the Compensation Discussion and Analysis.

(2)	Options granted in fiscal year 2009 will vest as to one-fourth one year from the grant date, and the remaining three-fourths will vest in twelve equal quarterly installments until one hundred percent of the shares have vested at the end of four years.

(3)	A discussion of the valuation assumptions used in the calculation of grant date fair value is set forth in Note 4 to our consolidated financial statements for fiscal year 2009, included in our Annual Report on Form 10-K filed with the SEC on November 24, 2009.

Narrative to Summary Compensation and Grants of Plan-Based Awards

Salary. Salary increases are approved by the Compensation Committee annually and are effective January 1 of each year. On January 26, 2009, the Compensation Committee approved reductions in base salaries of named executive officers, effective February 7, 2009, due to cost reduction efforts in response to the industry downturn, as follows:

Named Executive Officer	Annual Base Salary as of January 1, 2008	Annual Base Salary as of February 7, 2009	% Decrease From Prior Year
Gary E. Dickerson	$630,000	$535,500	-15%
Robert J. Halliday	355,000	319,500	-10%
Yong-Kil Kim	300,000	270,000	-10%
Robert J. Perlmutter	300,000	270,000	-10%
Gary J. Rosen	266,000	239,400	-10%

On November 12, 2009, the Compensation Committee approved restoring the annual base salaries to be paid to our named executive officers to their prior amounts before pay cuts went into effect on February 7, 2009. Additionally, we expect to resume merit increases in 2010.

Stock Awards and Option Awards. Stock and option awards represent the stock-based compensation expense included in the fiscal year 2009 Consolidated Statements of Operations. Thus, the amounts included above do not necessarily reflect the current year compensation philosophy of the Compensation Committee. For instance, executive officers employed by us for a number of years will have greater stock-based compensation expense during fiscal year 2009 than those executive officers recently recruited and hired by us. This is due to the fact that equity grants made in prior fiscal years, but vesting in the current fiscal year, are included in the current year Consolidated Statements of Operations. New hire equity grants to individuals are typically greater than equity grants made to those same individuals in subsequent years. For a more current view of equity granting philosophy by the Compensation Committee, refer to the Compensation Discussion and Analysis.

Non-Equity Incentive Plan Compensation. Named executive officers did not earn a bonus for fiscal year 2009. Refer to the Annual Incentive Cash Payments section in the Compensation Discussion and Analysis for details on the calculation and mandatory deferral requirement for incentive payments greater than 100% of target for fiscal years 2007 and 2008.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings. This amount represents the above-market interest earnings for the SERP in relation to the 120% of the applicable federal long-term rate, with compounding. Generally, SERP earnings increase over time as named executive officers’ balances and accumulated interest grows.

All Other Compensation. This amount generally includes automotive, relocation, health care and financial planning perquisites.

Outstanding Equity Awards at Fiscal Year End 2009

The following table shows information regarding unexercised stock options and unvested restricted stock held by the named executive officers as of fiscal year end 2009.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Award Grant Date		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Stock Award Grant Date		Market Value of Shares or Units of Stock That Have Not Vested (4)
Gary E. Dickerson	87,891	—	10/18/2004	(1)	$14.21	10/18/2011	2,019	12/8/2005	(1)	$61,115
	39,062	—	11/12/2004	(1)	15.71	11/12/2011	6,025	5/10/2006	(1)	182,377
	237,109	—	3/18/2005	(1)	15.69	3/18/2013	4,018	8/18/2006	(1)	121,625
	28,126	14,063	8/18/2006	(1)	23.77	8/18/2013	8,705	12/4/2006	(1)	263,500
	25,136	11,426	11/17/2006	(1)	27.24	11/17/2013
	22,851	13,711	2/9/2007	(1)	27.53	2/9/2014
	20,567	15,997	5/10/2007	(1)	42.73	5/10/2014
	18,279	18,280	8/17/2007	(1)	46.65	8/17/2014
	35,219	45,281	11/13/2007	(1)	38.99	11/13/2014
	12,938	21,562	2/9/2008	(1)	33.49	2/9/2015
	10,781	23,719	5/9/2008	(1)	37.68	5/9/2015
	8,625	25,875	8/14/2008	(1)	34.33	8/14/2015
	—	200,200	11/24/2008	(1)	17.08	11/24/2015
	—	28,600	2/26/2009	(1)	18.42	2/26/2016
	—	28,600	5/14/2009	(1)	22.35	5/14/2016
	—	28,600	8/14/2009	(1)	30.25	8/14/2016

Robert J. Halliday	67,500	—	2/9/2002	(2)	15.82	2/9/2012	886	12/8/2005	(1)	26,819
	29,998	—	5/5/2004	(3)	15.09	5/5/2011	4,517	5/10/2006	(1)	136,730
	30,000	—	8/13/2004	(3)	11.63	8/13/2011	3,013	8/18/2006	(1)	91,204
	33,750	—	11/12/2004	(1)	15.71	11/12/2011	6,383	12/4/2006	(1)	193,213
	25,312	—	3/18/2005	(1)	15.69	3/18/2013
	31,639	10,547	8/18/2006	(1)	23.77	8/18/2013
	18,432	8,380	11/17/2006	(1)	27.24	11/17/2013
	16,757	10,055	2/9/2007	(1)	27.53	2/9/2014
	15,081	11,731	5/10/2007	(1)	42.73	5/10/2014
	13,404	13,405	8/17/2007	(1)	46.65	8/17/2014
	24,500	31,500	11/13/2007	(1)	38.99	11/13/2014
	9,000	15,000	2/9/2008	(1)	33.49	2/9/2015
	7,500	16,500	5/9/2008	(1)	37.68	5/9/2015
	6,000	18,000	8/14/2008	(1)	34.33	8/14/2015
	—	130,900	11/24/2008	(1)	17.08	11/24/2015
	—	18,700	2/26/2009	(1)	18.42	2/26/2016
	—	18,700	5/14/2009	(1)	22.35	5/14/2016
	—	18,700	8/14/2009	(1)	30.25	8/14/2016

Yong-Kil Kim	45,000	—	3/15/2000	(2)	23.39	3/15/2010	671	12/8/2005	(1)	20,311
	22,500	—	7/3/2000	(2)	27.17	7/3/2010	3,013	5/10/2006	(1)	91,204
	31,500	—	2/9/2002	(2)	15.82	2/9/2012	2,008	8/18/2006	(1)	60,782
	21,750	—	11/21/2003	(3)	19.17	11/21/2010	3,483	12/4/2006	(1)	105,430
	5,000	—	8/13/2004	(3)	11.63	8/13/2011
	33,750	—	11/12/2004	(1)	15.71	11/12/2011
	25,312	—	3/18/2005	(1)	15.69	3/18/2013
	21,089	7,031	8/18/2006	(1)	23.77	8/18/2013
	10,054	4,571	11/17/2006	(1)	27.24	11/17/2013
	9,139	5,484	2/9/2007	(1)	27.53	2/9/2014
	8,226	6,399	5/10/2007	(1)	42.73	5/10/2014
	7,309	7,310	8/17/2007	(1)	46.65	8/17/2014
	13,781	17,719	11/13/2007	(1)	38.99	11/13/2014
	5,063	8,437	2/9/2008	(1)	33.49	2/9/2015
	4,219	9,281	5/9/2008	(1)	37.68	5/9/2015
	3,375	10,125	8/14/2008	(1)	34.33	8/14/2015
	—	72,100	11/24/2008	(1)	17.08	11/24/2015
	—	10,300	2/26/2009	(1)	18.42	2/26/2016
	—	10,300	5/14/2009	(1)	22.35	5/14/2016
	—	10,300	8/14/2009	(1)	30.25	8/14/2016

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Award Grant Date		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Stock Award Grant Date		Market Value of Shares or Units of Stock That Have Not Vested (4)
Robert J. Perlmutter	108,281	49,219	10/9/2006	(1)	25.91	10/9/2013	4,685	10/9/2006	(1)	141,815
	13,781	17,719	11/13/2007	(1)	38.99	11/13/2014
	5,063	8,437	2/9/2008	(1)	33.49	2/9/2015
	4,219	9,281	5/9/2008	(1)	37.68	5/9/2015
	3,375	10,125	8/14/2008	(1)	34.33	8/14/2015
	—	75,600	11/24/2008	(1)	17.08	11/24/2015
	—	10,800	2/26/2009	(1)	18.42	2/26/2016
	—	10,800	5/14/2009	(1)	22.35	5/14/2016
	—	10,800	8/14/2009	(1)	30.25	8/14/2016

Gary J. Rosen	18,749	—	6/27/2005	(1)	16.45	6/27/2013	516	12/8/2005	(1)	15,619
	11,250	5,625	8/18/2006	(1)	23.77	8/18/2013	2,409	5/10/2006	(1)	72,920
	8,378	3,809	11/17/2006	(1)	27.24	11/17/2013	1,608	8/18/2006	(1)	48,674
	7,616	4,570	2/9/2007	(1)	27.53	2/9/2014	2,901	12/4/2006	(1)	87,813
	6,855	5,332	5/10/2007	(1)	42.73	5/10/2014
	6,092	6,093	8/17/2007	(1)	46.65	8/17/2014
	11,484	14,766	11/13/2007	(1)	38.99	11/13/2014
	4,218	7,032	2/9/2008	(1)	33.49	2/9/2015
	3,515	7,735	5/9/2008	(1)	37.68	5/9/2015
	2,812	8,438	8/14/2008	(1)	34.33	8/14/2015
	—	63,000	11/24/2008	(1)	17.08	11/24/2015
	—	9,000	2/26/2009	(1)	18.42	2/26/2016
	—	9,000	5/14/2009	(1)	22.35	5/14/2016
	—	9,000	8/14/2009	(1)	30.25	8/14/2016

(1)	Options and stock awards vest as to one-fourth one year from the grant date and the remaining three-fourths will vest in twelve equal quarterly installments until one hundred percent of the shares have vested at the end of four years.

(2)	Options vest one-third each year after the date of grant, so that one hundred percent of the shares have vested at the end of three years.

(3)	Options vest as to one-third after the date of grant, and the remaining two-thirds vest in eight equal quarterly installments until one hundred percent of the shares have vested at the end of three years.

(4)	Based on the closing price of our common stock of $30.27 on October 2, 2009 as reported by the NASDAQ Global Select Market.

Options Exercised and Stock Vested in Fiscal Year 2009

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Gary E. Dickerson	—	$—	42,949	$955,356
Robert J. Halliday	33,750	414,171	22,273	505,347
Yong-Kil Kim	—	—	16,079	363,856
Robert J. Perlmutter	—	—	3,750	81,136
Gary J. Rosen	15,000	223,800	16,133	365,067

(1)	Represents the amount realized based on the difference between the market price of our common stock on the date of exercise and the exercise price.

(2)	Represents the amount realized based on the market price of our common stock on the vesting date.

Non-Qualified Deferred Compensation for Fiscal Year 2009

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Withdrawals / Distributions (4)	Aggregate Balance at Last FYE (5)
Gary E. Dickerson	$421,050	$68,158	$19,766	$—	$2,294,592
Robert J. Halliday	213,533	38,210	(85,024)	(168,356)	584,254
Yong-Kil Kim	136,150	31,798	39,238	—	646,536
Robert J. Perlmutter	253,427	16,928	(9,436)	(138,229)	359,499
Gary J. Rosen	38,836	—	(6,449)	(70,110)	39,206

(1)	Represents the amounts earned over 100% of target that were deferred under the fiscal year 2008 MIP, as discussed in the Annual Incentive Cash Payments section of the Compensation Discussion and Analysis.

(2)	The SERP amounts for fiscal year 2009 disclosed in this table are estimated amounts because, as discussed in the Compensation Discussion and Analysis, each of the named executive officers’ SERP accounts are not actually credited until the end of each calendar year.

(3)	Represents the actual market earnings on a group of investment funds selected by the applicable named executive officer for purposes of tracking the notional investment return on his non-qualified deferred compensation account balance for fiscal year 2009, as discussed in the Annual Incentive Cash Payments section of the Compensation Discussion and Analysis.

(4)	Represents combined withdrawals and distributions in non-qualified deferred compensation plans for each named executive officer in fiscal year 2009.

(5)	Represents combined contributions, earnings and balances of SERP and non-qualified deferred compensation plans for each named executive officer in fiscal year 2009.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Change in Control Agreements

Messrs. Dickerson and Halliday and Dr. Kim are parties to change in control agreements with us. The Compensation Committee has determined that the number of executive officers with change in control agreements should generally be limited and as new executive officers are hired by us, a change in control agreement is not included in a standard executive officer offer package. Under these agreements, a change in control of Varian Semiconductor is defined to occur if:

•	any individual or group becomes the beneficial owner (as defined in Section 13 of the Exchange Act) of 30% or more of the voting power of Varian Semiconductor’s outstanding securities, or;

•

the “continuing directors” cease to constitute at least a majority of the Board of Directors. “Continuing directors” are defined as our directors as of the date of the executive’s agreement and any successor to any such director who was nominated or selected by a majority of the continuing directors in office at the time of the director’s nomination or selection and who is not an “affiliate” or an “associate” (as defined under the Exchange Act) of any person who is the beneficial owner of more than 10% of the combined voting power of Varian Semiconductor, or;

•

there occurs a reorganization, merger, consolidation or other corporate transaction involving us in which our stockholders immediately prior to such transaction do not own more than 50% of the combined voting power of Varian Semiconductor (or of a successor entity resulting from such transaction) after such transaction; or;

•	all or substantially all of Varian Semiconductor’s assets are sold, liquidated or distributed.

In certain circumstances, the Board of Directors can declare that change in control will not be considered to have occurred, despite the occurrence of one of the above-listed events. With certain exceptions, these agreements each provide that the executive officer will forfeit his or her benefits under the agreement if he or she voluntarily leaves our employ during the process of a tender offer, merger negotiations or in certain other circumstances that could lead to a change in control. This is intended to assure that management will continue to act in the interest of the stockholders rather than be affected by personal uncertainties during any attempts to effect a change in control of us, and to enhance our ability to attract and retain executives. Each agreement provides that if within 18 months of a change in control (i) we terminate the executive’s employment other than by reason of his death, disability, or for “cause” (in the case of Mr. Dickerson) or other than by reason of his death, disability, retirement or for “cause” (in the case of Mr. Halliday and Dr. Kim), or (ii) the executive terminates his employment for any reason (in the case of Mr. Dickerson) or for “good reason” (in the case of Mr. Halliday and Dr. Kim), the executive will receive:

•

a lump sum severance payment equal to 2.99 (in the case of Mr. Dickerson) or 2.50 (in the case of Mr. Halliday and Dr. Kim) multiplied by the sum of (1) the executive’s annual base salary, (2) the highest annual bonus earned by the executive in any of the three most recent fiscal years ending prior to the date of termination and (3) the highest cash bonus for a performance period of more than one fiscal year that was earned by the executive in any of the three fiscal years ending prior to the date of termination;

•

a lump sum payment equal to the pro rata portion of the executive’s target bonus for the fiscal year in which the executive’s termination occurs, and for any other partially completed bonus performance period at the time of the executive’s termination;

•	full vesting and exercisability of unvested stock options and full release of restrictions on restricted stock;

•

continued receipt of benefits under life, medical, dental, vision and disability insurance plans, as well as the financial and tax counseling plan, until the earlier to occur of commencement of substantially equivalent full-time employment with a new employer or 24 months after the date of termination of employment with us;

•	the right to purchase any company-leased automobile then in possession of the executive; and

•

a gross-up payment such that if any payments and benefits received by the executive from us would subject that person to the excise tax contained in Section 4999 of the Internal Revenue Code of 1986, as amended, or the Code, the executive will be entitled to receive an additional payment that will place the executive in the same after-tax economic position that the executive would have enjoyed if such excise tax had not applied.

These agreements also provide that if, following a change in control, the executive’s employment is terminated due to death or disability, the executive will receive death or long-term disability benefits no less favorable than the most favorable benefits to which the executive would have been entitled had the death or disability occurred at any time in the one-year period prior to the change in control.

For purposes of the change in control agreements, “cause” means:

•

The continued willful failure of the executive to perform his duties to us after written notice thereof and a reasonable opportunity to be heard and cure such failure are given to the executive by the Board of Directors or a committee thereof; or

•

The willful commission by the executive of a wrongful act that caused or was reasonably likely to cause substantial damage to us, or an act of fraud in the performance of the executive’s duties on behalf of us; or

•	The conviction of the executive for commission of a felony in connection with the performance of the executive’s duties on behalf of us; or

•	The order of a federal or state regulatory authority having jurisdiction over us or our operations or by a court of competent jurisdiction requiring the termination of the executive’s employment.

For purposes of the change in control agreements, “good reason” means, the occurrence, without the executive’s written consent, of any of the events set forth below. Notwithstanding the occurrence of any such event, such occurrence will not be deemed to constitute good reason unless the executive has given us notice of such occurrence within 90 days after such occurrence and we have failed to cure such occurrence within 30 days after such notice. Any termination for good reason must occur no later than 180 days after the giving of such notice:

•	In the case of Mr. Halliday, the assignment to the executive of a position, title, responsibilities or duties such that he no longer holds an equivalent position; or

•

In the case of Dr. Kim, the assignment of the executive to duties which are materially different from his duties immediately prior to the change in control and which result in a material reduction in his authority and responsibility when compared to the highest level of authority and responsibility assigned to him at any time during the six-month period prior to the change in control date; or

•

A reduction of the executive’s base compensation as the same may have been increased from time to time after the change in control date other than (A) a reduction implemented with the consent of the executive or (B) a reduction that is generally comparable (proportionately) to compensation reductions imposed on senior executives generally; or

•

The failure to provide to the executive the benefits and perquisites, including participation on a comparable basis in stock option, incentive, and other similar plans in which employees of comparable title and salary grade participate, as were provided to him immediately prior to a change in control, or with a package of benefits and perquisites that are substantially comparable in all material respects to such benefits and perquisites provided prior to the change in control; or

•

The relocation of the office where the executive is employed immediately prior to the change in control date to a location which is more than 50 miles away from such location or Varian Semiconductor requiring the executive to be based more than 50 miles away from such location;

•	Our failure to obtain promptly upon any change in control the express written assumption of an agreement to perform the change in control agreement by any successor;

•	Our failure to promptly make any payment into escrow when so required by the change in control agreement; or

•	Any material breach of the change in control agreement by us.

Under the change in control agreements, each of Messrs. Dickerson and Halliday and Dr. Kim have agreed:

•	to be bound by certain confidentiality agreements, and

•

while employed by us and following the termination of such employment (other than a termination of employment by the executive for “good reason” (in the case of Mr. Halliday and Dr. Kim) or a termination of employment by us other than for “cause”) for a period of two years, to be bound by certain non-solicitation provisions and, in the case of Mr. Dickerson, certain non-competition provisions.

The payments under the change in control agreements are subject to Section 409A of the Code.

The following table shows the estimated amounts that would have been payable to each named executive officer, in the event such named executive officer, within 18 months of a change in control, were terminated other than by reason of his death, disability, retirement or for “cause” or, such named executive officer terminated his employment for “good reason” (in the case of Mr. Halliday and Dr. Kim) or any reason (in the case of Mr. Dickerson), had the termination occurred on October 2, 2009. The amount attributable to the accelerated vesting of stock options, performance shares and restricted stock is based upon the fair market value of our common stock on the last trading day of fiscal year 2009. That value was $30.27 per share as reported on the NASDAQ Global Select Market. The actual compensation and benefits the named executive officer would receive at any subsequent date would likely vary from the amounts set forth below as a result of certain factors, such as a change in the price of our common stock and any additional benefits the named executive officer may have accrued as of that time under applicable benefit or compensation plans.

Change in Control Severance

Name	Cash	Prorata Bonus	Stock Options	Restricted Stock	Welfare Benefits	Financial Planning	Excise Tax Gross Up	Total
Gary E. Dickerson	$5,297,814	$630,000	$3,370,230	$628,611	$26,331	$10,400	$—	$9,963,386
Robert J. Halliday	2,277,898	319,500	2,218,142	447,966	26,331	13,510	—	5,303,347
Yong-Kil Kim	1,674,375	210,000	1,229,404	277,727	26,331	—	—	3,417,837

Potential Payments upon Termination of Employment Other than Following a Change in Control

Our named executive officers are entitled to certain benefits upon a termination due to death, disability or retirement. A termination event caused by death or disability will cause immediate vesting of all equity awards, while a termination due to retirement accelerates vesting of equity awards during and prior to August 15, 2008. Both events include the payouts of vested SERP and non-qualified deferred compensation balances included in the deferred compensation column of the table below. We report only amounts when vesting requirements are waived and/or time of payment is accelerated, or benefits are provided which are not generally available to our other employees. Benefits under our SERP and non-qualified deferred compensation plans are not enhanced under any of the termination events.

Potential Payments upon Termination Due to Death or Disability

Name	Stock Options (1)	Restricted Stock (1)	Deferred Compensation	Total
Gary E. Dickerson	$3,370,230	$628,611	$2,294,592	$6,293,433
Robert J. Halliday	2,218,142	447,966	584,254	3,250,362
Yong-Kil Kim	1,229,404	277,727	646,536	2,153,667
Robert J. Perlmutter	1,069,706	225,035	359,499	1,654,240
Gary J. Rosen	1,425,493	141,815	39,206	1,606,514

Potential Payments upon Termination Due to Retirement

Name	Stock Options (1)	Restricted Stock (1)	Deferred Compensation	Total
Gary E. Dickerson	$163,598	$628,611	$2,294,592	$3,086,801
Robert J. Halliday	121,498	447,966	584,254	1,153,718
Yong-Kil Kim	74,568	277,727	646,536	998,831
Robert J. Perlmutter	214,597	225,035	359,499	799,131
Gary J. Rosen	60,626	141,815	39,206	241,647

(1)	The amounts attributable to the accelerated vesting of stock options, performance shares and restricted stock are based upon the fair market value of our common stock on the last trading day of fiscal year 2009. That value was $30.27 per share as reported on the NASDAQ Global Select Market.

Equity Incentive Plans. Under our equity incentive plans, in the event of a termination due to death or disability the named executive officer’s equity grants become fully vested. In the event of retirement the named executive officer’s equity awards, granted during and prior to August 15, 2008, become fully vested. The estimated amounts that would have been payable to the named executive officer upon the occurrence of one of these events on October 2, 2009 is reflected in the above table, under the stock options and restricted stock columns.

Supplemental Executive Retirement Plan. Each named executive officer is fully vested in the SERP after two years from the date of hire as discussed in the Compensation Discussion and Analysis. If a named executive officer ended employment with us on October 2, 2009 for any reason and meets the vesting requirements, his account balance is paid, as soon as is practicable.

Non-Qualified Deferred Compensation Plan. Each named executive officer is fully vested in the non-qualified deferred compensation plan on the first anniversary date of the deferral, as discussed in the Compensation Discussion and Analysis. If a named executive officer ended employment with us on October 2, 2009 for any reason, the account balances set forth in the Non-Qualified Deferred Compensation table on page 27 under the column heading Executive Contributions table would continue to be adjusted for earnings and losses in the investment choices selected by the named executive officer until paid, pursuant to the distribution election made by the named executive officer.

EQUITY COMPENSATION PLAN INFORMATION

We maintain two equity plans, the Amended and Restated 2006 Stock Incentive Plan and the Employee Stock Purchase Plan, both of which have been approved by our stockholders. The following table provides information regarding the shares of our common stock authorized for issuance under our equity compensation plans as of fiscal year end 2009.

Plan Category	(a) Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (1)
Equity Compensation Plans Approved by Security Holders	3,720,041	$28.15	6,739,241
Equity Compensation Plans Not Approved by Security Holders	N/A	N/A	N/A

Total	3,720,041	$28.15	6,739,241

(1)	Includes 828,266 shares of our common stock issuable under the Employee Stock Purchase Plan. The weighted average remaining contractual life of all options outstanding under the Amended and Restated 2006 Stock Incentive Plan is 5.3 years. On November 24, 2008, we decided to suspend enrollment and participation in the ESPP as of January 1, 2009 due to efforts to reduce equity compensation expense. We expect to lift the suspension when business conditions permit.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2009, the members of our Compensation Committee were Drs. Tsai, Chen and Dutton and Mr. Schmal, none of whom was our current or former officer or employee and none of whom had any related person transaction involving us. None of our executive officers serves as a member of the Board of Directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Varian Semiconductor’s management. Based on that review and its discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Xun (Eric) Chen (Chairperson)

Robert W. Dutton

Dennis G. Schmal

Bin-ming (Benjamin) Tsai

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of four members and acts under a written charter adopted by the Board of Directors. The members of the Audit Committee are independent directors, as defined by its charter and the NASDAQ rules. Mr. Schmal is an “audit committee financial expert” as defined by applicable SEC rules. The members of the Audit Committee are not our full-time employees and are not, and do not represent to be, performing the functions of auditors or accountants. Members of the Audit Committee rely on the information provided and the representations made to them by management and the independent registered public accounting firm.

The purpose of the Audit Committee is to assist with the Board of Directors’ oversight of (a) the integrity of our financial statements, (b) compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications, independence and performance, (d) the performance of our internal audit function and (e) the pre-approval of all audit and non-audit services, if any, provided by our independent registered public accounting firm. Our internal auditors and independent registered public accounting firm each have unrestricted access to the Audit Committee. In the performance of its oversight role, the Audit Committee reviewed our audited financial statements for the fiscal year ended October 2, 2009 and discussed these financial statements with both management and PricewaterhouseCoopers LLP, the independent registered public accounting firm who performed the audit.

Management is responsible for internal controls and the financial reporting process. Management represented to the Audit Committee that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States. Our independent registered public accounting firm (a) audits the annual financial statements prepared by management, (b) expresses an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows of in conformity with accounting principles generally accepted in the United States and that the audit of our financial statements by an independent registered public accounting firm has been carried out in accordance with auditing standards generally accepted in the United States and, (c) discusses with the Audit Committee any issues it believes should be raised. As appropriate, the Audit Committee reviews and evaluates, and discusses with management, internal accounting, financial and auditing personnel and the independent registered public accounting firm, the following points:

•	the plan for, and the independent registered public accounting firm’s report on, each audit of our financial statements;

•	our financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

•	management’s selection, application and disclosure of critical accounting policies;

•	changes in accounting practices, principles, controls or methodologies;

•	significant developments or changes in accounting rules applicable to us; and

•	the adequacy of our internal controls and accounting, financial and auditing personnel.

The audit committee discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 2, 2009. Subject to stockholder ratification, the Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 1, 2010.

AUDIT COMMITTEE

Dennis G. Schmal (Chairperson)

Xun (Eric) Chen

Robert W. Dutton

Bin-ming (Benjamin) Tsai

None of the Compensation Committee Report, the Report of the Audit Committee shall be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as from time to time in effect, or under the Exchange Act of 1934, as from time to time in effect, except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under such acts.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010

Subject to ratification by the stockholders, the Audit Committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2010. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since April 1999. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the selection of such independent registered public accounting firm will be reconsidered by the Audit Committee.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

The Board of Directors believes that the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010 is in our best interests and those of our stockholders and recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP.

Independent Registered Public Accounting Firm’s Fees

PricewaterhouseCoopers LLP audited our financial statements for fiscal years 2009 and 2008. The following table summarizes the fees that PricewaterhouseCoopers LLP billed to us for each of the last two fiscal years:

	Fiscal Year 2009	Fiscal Year 2008
Audit Fees (1)	$1,438,000	$1,471,000
Audit-Related Fees (2)	3,000	3,000
Tax Fees (3)	156,000	673,000

Total	$1,597,000	$2,147,000

(1)	Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements that are not reported under “Audit Fees.” These services relate primarily to audits of employee benefit plans and accounting consultations. None of the audit–related fees billed in fiscal year 2009 or fiscal year 2008 related to services provided under the de minimis exception to the audit committee pre-approval requirements.

(3)	Consists of fees billed for professional services for tax compliance, tax consultations and tax planning. Tax compliance and preparation fees were $138,000 and $123,000 for fiscal years 2009 and 2008, respectively. Tax planning and consultation fees were $18,000 and $550,000 for fiscal years 2009 and 2008, respectively. None of the audit–related fees billed in fiscal year 2009 or fiscal year 2008 related to services provided under the de minimis exception to the audit committee pre-approval requirements.

Audit Committee Policy on Pre-Approval of Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and our management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. Under the Sarbanes-Oxley Act of 2002, these pre-approval requirements are waived for non-audit services where (i) the aggregate of all such services is no more than 5% of the total amount paid to the external auditors during the fiscal year in which such services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services, and (iii) such services are approved by the Audit Committee prior to the completion of the audit engagement. We did not utilize this exception to the pre-approval requirements during the 2009 fiscal year.

Audit Committee Financial Expert

The Board of Directors has determined that Mr. Schmal is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K and is considered “independent” as that term is used in Item 7(d)(3) of Schedule 14A under the Exchange Act.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that during fiscal year 2009, the reporting persons complied with all Section 16(a) filing requirements, other than with respect to:

Forms 4 reporting the grant of 5,428 restricted stock units to Mr. Aurelio, Dr. Chen, Dr. Dutton, Mr. Schmal and Mr. Tsai in February 2009 were each filed 2 days late.

Form 4 reporting the exercise of an option to purchase 11,250 shares of common stock by Mr. Halliday in May 2009 was filed one day late.

OTHER MATTERS

The Board of Directors does not intend to bring any other business before the meeting and does not know of any other matters that may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, personal interviews and the Internet. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in a stockholder’s household. We will promptly deliver a separate copy of either document to any stockholder who calls or writes to us at the following address or phone number: 35 Dory Road, Gloucester, Massachusetts 01930-2297, Telephone (978) 282-2000. If any stockholder wants to receive separate copies of the annual report and proxy statement in the future, or if any stockholder is receiving multiple copies and would like to receive only one copy for his or her household, such stockholder should contact his or her bank, broker, or other nominee record holder, or such stockholder may contact us at the above address and phone number.

INFORMATION ABOUT STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

In order to be included in the proxy materials for our 2011 Annual Meeting, stockholders’ proposed resolutions must constitute proper matter under Delaware law and must be received by us at our principal executive offices, 35 Dory Road, Gloucester, Massachusetts 01930 no later than August 18, 2010. We suggest that proponents submit their proposals by certified mail, return receipt requested, addressed to our Secretary.

If a stockholder wishes to present a proposal at our 2011 Annual Meeting but does not wish to have the proposal considered for inclusion in the Proxy Statement and proxy card, the stockholder must also give written notice to our Secretary at the address noted above. The required notice must be given within a prescribed time frame, which is generally calculated by reference to the date of our most recent Annual Meeting. Assuming that our 2011 Annual Meeting is held on or after January 9, 2011 and on or before April 9, 2011 (as we currently anticipate), our bylaws would require notice to be provided to our Secretary at our principal executive offices no earlier than September 17, 2010 and no later than October 17, 2010. If a stockholder fails to provide timely notice of a proposal to be presented at the 2010 Annual Meeting, the proxies designated by our Board of Directors will have discretionary authority to vote on that proposal.

Pursuant to Rule 14a-4(c)(1) under the Exchange Act, if a stockholder who wishes to present a proposal fails to notify us within the time periods specified above but properly brings the proposal before the meeting, the proxies that management solicits for that meeting will have discretionary authority to vote on the stockholder’s proposal. If a stockholder makes timely notification, the proxies may still exercise discretionary authority in accordance with the SEC’s proxy rules.

By Order of the Board of Directors,

GARY E. DICKERSON

Chief Executive Officer

Gloucester, Massachusetts

December 16, 2009

The Board of Directors encourages stockholders to attend the meeting. Whether or not you plan to attend, you are urged to submit your proxy. A prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Stockholders who attend this meeting may vote their stock personally even though they have sent in their proxies.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

Dear Stockholder:

Please take note of the important information enclosed with this proxy. There are a number of issues related to Varian Semiconductor that require your immediate attention and approval. These are discussed in detail in the enclosed proxy statement.

Your vote counts and you are strongly encouraged to exercise your right to vote your shares.

VOTE BY MAIL

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign and date the card, detach it and return your proxy vote in the enclosed postage paid envelope. Your proxy must be received prior to the Annual Meeting of Stockholders to be held on February 8, 2010.

VOTE BY INTERNET – www.investorvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-652-VOTE

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

Your Internet or telephone vote is valid under Delaware law and authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Your proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE FOR ALL PROPOSALS.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Varian Semiconductor Equipment Associates, Inc.

DETACH HERE

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

Annual Meeting of Stockholders - February 8, 2010

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Thomas C. Baker. and Robert J. Halliday, or each of them with full power of substitution, as proxies for those signing on the reverse side to act and vote all shares of common stock of Varian Semiconductor Equipment Associates, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on February 8, 2010 and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the proxy statement for the meeting, and, in their discretion, upon any other matters that may properly come before the meeting. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless those signing on the reverse side shall revoke this proxy in writing, shall deliver a subsequently dated proxy or shall vote in person at the meeting.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

VARIAN SEMICONDUCTOR

C/O COMPUTERSHARE

P.O. BOX 8694

EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example

A vote FOR the director nominee and FOR proposals 2 is recommended by the Board of Directors.

1.	To elect the following nominees as Class II Directors for the ensuing three years:

	Nominees:	FOR	WITHHELD
	Xun (Eric) Chen	☐	☐

	Dennis G. Schmal	☐	☐

2.	To ratify the selection of	FOR	AGAINST	ABSTAIN
	PricewaterhouseCoopers LLP as Varian Semiconductor’s independent registered public accounting firm for fiscal year 2010.	☐	☐	☐

Mark box at right if comments or address change have been made on the reverse side of this card.	☐

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, the signature should be that of an authorized officer who should state his or her title.

Signature:	Date:	Signature:	Date: